Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES FIRST QUARTER RESULTS FOR FISCAL YEAR 2010
AND ANNOUNCES CHANGES IN SEGMENT REPORTING

Plymouth, Michigan, November 9, 2009 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $10.8 million and a net loss of $813,000 or $0.09 per diluted share, for its first quarter of fiscal year 2010 that ended September 30, 2009.  This compares with sales of $19.3 million and a net loss of $32,000 or $0.00 per diluted share, for the quarter ended September 30, 2008.

“Although our sales were still soft in the first quarter, sales increased by approximately $1.6 million, or 17.2%, over the sales level of the fourth quarter of fiscal year 2009,” said Jack Lowry, Perceptron’s Chief Financial Officer.  “The cost cutting actions that we took in fiscal 2009 had a significant impact on our first quarter results.  We were able to reduce our operating loss by approximately $2.2 million on a sales increase of $1.6 million.  Our gross margin percentage improved over both the first and fourth quarters of fiscal 2009 despite still being at a low sales level.  Operating expenses declined by approximately $1.4 million compared to the first quarter of fiscal year 2009 and were slightly below the fourth quarter of fiscal 2009.  Our net loss was nearly $1.1 million less than in the fourth quarter (down 56%), but $781,000 higher than in the first quarter of fiscal 2009 when sales were at $19.3 million.”

The Company also announced that its agreement with Ridge Tool Company (“Ridge”) has expired and the Company will not be renewing the agreement.  Perceptron expects to continue to have sales to Ridge in fiscal year 2010 from the inventory of products currently in place along with sales of products that will be manufactured for Ridge.  Sales of products from existing inventory are expected to be at significantly reduced margins, while sales of products yet to be manufactured are expected to be at regular margins.  Perceptron is currently in contract discussions with other potential partners that have expressed an interest in having the Company manufacture commercial products for them and will provide additional information on new customers once agreements are in place.

Segment Reporting Change

Effective July 1, 2009, the Company reorganized its business into two operating segments, the Industrial Business Unit (“IBU”) and the Commercial Products Business Unit (“CBU”).  The reorganization of the Company’s business segments was in response to the growth, increased development and sharpened focus that has occurred in the Company’s commercial products since its initial sales were reported in the third quarter of fiscal 2007.  The Company’s reportable segments are strategic business units that have separate management teams focused on different marketing strategies.

The IBU segment markets its products primarily to industrial companies directly or through manufacturing line builders, system integrators, original equipment manufacturers (“OEMs”) and value-added resellers (“VARs”).  Products sold by IBU include: AutoGauge®, AutoGuide®, AutoScan® and AutoFit® which are primarily custom configured systems typically purchased for installation in connection with new automotive model retooling programs; value added services that are primarily related to these products; and ScanWorks® and WheelWorks® which are products that target the digitizing, reverse engineering and inspection markets. CBU sells products designed for professional tradesmen in the commercial market and are sold to and distributed through strategic partners.  Our previous reporting segments were Automated Systems and Technology Products.  ScanWorks® and WheelWorks® were included in the Technology Products segment in the past.

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

November 9, 2009

The comparative financial information for the first quarter of fiscal years 2010 and 2009 shown below reflects the new segment structure adopted effective July 1, 2009.  Fiscal year 2009 information has been restated to conform to the new reporting segments.  Consolidated net sales, bookings and backlog in fiscal year 2009 are unchanged from prior reporting.  Quarterly financial information for fiscal years 2009 and 2008 reflecting the Company’s new reporting segments is included in a table at the end of this press release.

Sales	First Quarter Ending September 30
(all numbers in millions)	Fiscal 2010	Fiscal 2009	Change
Industrial Business Unit	$8.1	$11.1	$(3.0)
Commercial Products Business Unit	2.7	8.2	(5.5)
Total Sales	$10.8	$19.3	$(8.5)

Net sales decreased by 44% from the first quarter of fiscal year 2009, but increased by $1.6 million, or 17%, over sales in the fourth quarter of fiscal year 2009.  The significant slowdown in the automotive industry and the broader economy in general had not yet affected the Company’s sales in the first quarter last year.  IBU’s sales decline occurred fairly evenly across most of its products.  The CBU sales decline was due to the downturn in the general economy, lower sales of the BK5500 to Snap-on and lower sales of the SeeSnake® micro™ to Ridge in the first quarter this year.

Bookings	First Quarter Ending September 30
(all numbers in millions)	Fiscal 2010	Fiscal 2009	Change
Industrial Business Unit	$8.0	$13.0	$(5.0)
Commercial Products Business Unit	1.8	7.4	(5.6)
Total Bookings	$9.8	$20.4	$(10.6)
Note: new order bookings fluctuate from quarter to quarter and are not necessarily indicative of the future operating performance of the Company.

Overall, bookings decreased significantly compared to the first quarter of fiscal year 2009 due to the significant declines in the automotive industry and the broader economy that have occurred since that time.  The bookings decline within IBU was primarily due to declines in orders for AutoGuide®, AutoGauge®, and WheelWorks®.  The decline in CBU bookings was primarily related to a decline in orders for the SeeSnake® micro™ and the microEXPLORER™ from Ridge this year and higher order volumes for the BK5500 from Snap-on last year when Snap-on was initially filling the distribution channel with the product.

Quarter-over-quarter bookings in IBU increased for the second straight quarter however, from $6.2 million in the third quarter of fiscal 2009, to $7.2 million in the fourth quarter, and to $8.0 million in the first quarter of fiscal 2010. The increase over the fourth quarter of fiscal 2009 was primarily due to higher orders for services.

Backlog	First Quarter Ending September 30
(all numbers in millions)	Fiscal 2010	Fiscal 2009	Change
Industrial Business Unit	$15.4	$20.3	$(4.9)
Commercial Products Business Unit	1.1	6.2	(5.1)
Total Backlog	$16.5	$26.5	$(10.0)
Note: the level of backlog at any particular point in time is not necessarily indicative of the future operating performance of the Company.

The Company’s backlog on September 30, 2009 decreased by 37.7% compared to the backlog on September 30, 2008.  The $26.5 million backlog at September 30, 2008 was the second highest quarter ending backlog the Company has had in the past seven years.  Compared to more recent periods, the $16.5 million backlog at September 30, 2009 is $1.7 million above the backlog at March 31, 2009 but $0.9 million below the backlog at June 30, 2009.

November 9, 2009

The backlog for IBU was flat with the backlog at June 30, 2009, but represents an increase of $1.0 million from the backlog at March 31, 2009.  The backlog for CBU was down $5.1 million from the backlog at September 30, 2008 and down $0.9 million from June 30, 2009 reflecting the fact that CBU is off of backorder status.

The gross profit margin percentage this quarter was 36.3% compared to 35.3% in the first quarter of fiscal 2009.  The improvement resulted principally from the cost reductions implemented by the Company in fiscal year 2009. The improvement occurred despite the fact that revenue was down by 44%, or $8.5 million from the same quarter a year ago.

Selling, general, and administrative expenses decreased by $819,000, or 18.3%, compared to the first quarter of fiscal 2009.  The decrease primarily occurred in Europe and North America due to the cost reductions implemented earlier this calendar year. The most significant reductions occurred in salary, salary-related costs, and contract services.

Engineering, Research and Development expenses decreased by $572,000, or 24.9% compared to the same quarter one year ago.  The decrease primarily occurred due to lower salary costs, salary-related costs, contract services, and travel costs.

Perceptron’s balance sheet continues to be strong.  As of September 30, 2009 the Company had $21.9 million in cash and short-term investments, no debt, and shareholders’ equity of $55.7 million, or $6.26 per diluted share.

Harry T. Rittenour, President and Chief Executive Officer, commented, "While the first quarter of fiscal year 2010 was, as we expected, a difficult one, our financial results improved over the fourth quarter of fiscal 2009.  On a sales increase of $1.6 million we reduced our operating loss by $2.2 million.  The cost reduction actions we took earlier this calendar year played a significant role in reducing our loss from operations.  During the quarter we also saw some positive signs indicating that business conditions for our customers are improving.  In particular, bookings in our Industrial Business Unit improved over the fourth quarter of fiscal 2009.  We also experienced higher levels of sales activity in North America and in Asia that suggest improving conditions in the automotive industry.

“With our mutual decision not to renew the agreement with Ridge we are focusing our efforts on our on-going contract discussions with other potential partners that have expressed an interest in our commercial products,” added Mr. Rittenour.  “While the timing of new sales agreements is uncertain, we will provide additional information on new customers once we have agreements in place.  We continue to be in active development of new products and accessories with Snap-on.  We anticipate that sales of our commercial products will be considerably lower in the second quarter than in the first quarter but sales are expected to grow in the third and fourth quarters of this fiscal year.  Overall, we anticipate sales of commercial products in fiscal year 2010 will be below fiscal year 2009 levels.”

Mr. Rittenour concluded, “We are encouraged by the increased sales activities we have seen in the past quarter and that continue today in our Industrial Business Unit.  For example, we were pleased to recently receive another significant order in China for an AutoGauge® system.  Our level of quoting activity in North America is increasing, but it remains to be seen whether and when these will turn into orders.  We are optimistic that the worst of the business conditions affecting our Industrial Business Unit are behind us.”

Perceptron, Inc. will hold a conference call/webcast chaired by Harry T. Rittenour, President and CEO, on November 10, 2009 at 10:00 a.m. (EST).  Investors can access the webcast or conference call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=63729
Conference Call	877-548-7913 (for domestic callers) or 719-325-4845 (for international callers)
Conference ID	1087949

November 9, 2009

For investors who are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM on Tuesday, November 10, 2009 and running until 11:59 PM on Tuesday, November 17, 2009.  The rebroadcast can be accessed by calling 888 203-1112 (for domestic callers) or 719 457-0820 (for international callers). The pass-code is 1087949.  A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s IBU products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs.  IBU also offers Value Added Services such as training and customer support services. Perceptron’s CBU develops and manufactures a variety of handheld visual inspection devices and add-on accessories that are sold to and marketed through strategic partners.  Headquartered in Plymouth, Michigan, Perceptron has approximately 220 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2010 and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, and the timing of the introduction of new products.  When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2009.  Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.  The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions.  These projections are subject to change based upon a wide variety of factors, a number of which are discussed above.  Certain of these new orders have been delayed in the past and could be delayed in the future.  Because the Company's Industrial Business Unit segment products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line.  In addition, because the Company's Industrial Business Unit segment products have shorter lead times than other components and are required later in the process, orders for the Company's Industrial Business Unit segment products tend to be issued later in the integration process.  The Company’s Commercial Business Unit segment products are subject to the timing of firm orders from its customers, which may change on a monthly basis.  In addition, because the Company’s Commercial Business Unit segment products require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand.  A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers.  Because a significant portion of the

November 9, 2009

Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. Dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between U.S. Dollars and Euros.  Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries.  Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

– First quarter fiscal year 2010 financial statements and historical information under the Company’s new reporting segments follow. –

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended
	September 30,
	2009	2008
Net Sales	$10,813	$19,265
Cost of Sales	6,884	12,463
Gross Profit	3,929	6,802
Selling, General and Administrative Expense	3,664	4,483
Engineering, Research and Development Expense	1,729	2,301
Operating Income (Loss)	(1,464)	18
Interest Income, net	57	233
Foreign Currency and Other Income (Expense)	210	(62)
Income (Loss) Before Income Taxes	(1,197)	189
Income Tax Benefit (Expense)	384	(221)
Net Income (Loss)	$(813)	$(32)

Earnings (Loss) Per Share
Basic	$(0.09)	$(0.00)
Diluted	$(0.09)	$(0.00)

Weighted Average Common Shares Outstanding
Basic	8,888	8,848
Diluted	8,888	8,848

Condensed Balance Sheets	September 30,	June 30,
	2009	2009
Cash and Cash Equivalents	$17,445	$22,654
Short-term Investments	4,475	1,241
Receivables, net	9,424	9,628
Inventories, net	10,180	10,005
Other Current Assets	4,837	5,199
Total Current Assets	46,361	48,727

Property and Equipment, net	6,373	6,537
Long-term Investments	2,192	2,192
Deferred Tax Asset	8,654	7,903
Total Non-Current Assets	17,219	16,632

Total Assets	$63,580	$65,359

Current Liabilities	$7,140	$8,894
Long-term Liabilities	765	765
Shareholders' Equity	55,675	55,700
Total Liabilities and Shareholders' Equity	$63,580	$65,359

Perceptron, Inc
Revised Reporting Segments Effective July 1, 2009
Historical Information

	Q1	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
(in thousands unless noted otherwise)	FY10	FY09	FY09	FY09	FY09	FY09	FY08	FY08	FY08	FY08	FY08

Industrial Business Unit
Net Sales	$8,092	$11,125	$11,941	$8,969	$6,252	$38,287	$11,636	$14,657	$14,458	$13,556	$54,307
Operating Income (Loss)	(821)	(1,622)	(52)	(2,549)	(3,338)	(7,561)	(546)	1,891	577	(871)	1,051
Assets	38,675	51,086	50,471	46,308	34,355	34,355	53,891	52,866	52,744	53,753	53,753
Accum. Depreciation & Amortization	13,514	13,357	13,611	13,020	13,272	13,272	12,336	12,758	13,124	13,240	13,240

Bookings (in millions)	8.0	13.0	8.8	6.2	7.2	35.2	14.9	11.5	15.8	14.5	56.7
Backlog (in millions)	15.4	20.3	17.1	14.4	15.4	15.4	19.3	16.1	17.4	18.4	18.4

Commercial Products Business Unit
Net Sales	$2,721	$8,140	$7,910	$4,226	$2,973	$23,249	$6,030	$4,460	$3,745	$3,970	$18,205
Operating Income (Loss)	(643)	1,640	1,204	187	(315)	2,716	1,049	139	(595)	336	929
Assets	24,905	21,646	22,979	23,172	31,004	31,004	14,401	15,554	19,303	21,440	21,440
Accum. Depreciation & Amortization	583	241	324	402	491	491	84	47	67	167	167

Bookings (in millions)	1.8	7.4	3.6	2.7	4.6	18.3	2.6	6.1	4.8	4.8	18.3
Backlog (in millions)	1.1	6.2	2.0	0.4	2.0	2.0	3.5	5.2	6.3	7.0	7.0

Total Company
Net Sales	$10,813	$19,265	$19,851	$13,195	$9,225	$61,536	$17,666	$19,117	$18,203	$17,526	$72,512
Operating Income (Loss)	(1,464)	18	1,152	(2,362)	(3,653)	(4,845)	503	2,030	(18)	(535)	1,980
Assets	63,580	72,732	73,450	69,480	65,359	65,359	68,292	68,420	72,047	75,193	75,193
Accum. Depreciation & Amortization	14,097	13,598	13,935	13,422	13,763	13,763	12,420	12,805	13,191	13,407	13,407

Bookings (in millions)	9.8	20.4	12.4	8.9	11.8	53.5	17.5	17.6	20.6	19.3	75.0
Backlog (in millions)	16.5	26.5	19.1	14.8	17.4	17.4	22.8	21.3	23.7	25.4	25.4